SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RF MONOLITHICS, INC.

(Name of Registrant as Specified In Its Charter)

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RF MONOLITHICS, INC.

4441 SIGMA ROAD

DALLAS, TEXAS 75244

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your board of directors and management, you are invited to attend the 2009 annual meeting of stockholders of RF Monolithics, Inc. Our meeting will be held on Wednesday, January 21, 2009, beginning at 8:30 a.m., local time, at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. Stockholders will be asked to consider the following matters at the meeting, which are described in the accompanying proxy statement:

1.	To elect directors to serve until the next annual meeting or until their successors are elected and have qualified, or until a director’s earlier death, resignation or removal;

2.	To amend our Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 150,000 shares;

3.	To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2009; and

4.	To transact any other business that may properly be presented at the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at this meeting if you were a stockholder of record at the close of business on December 8, 2008.

By Order of the Board of Directors,

/s/ James P. Farley
James P. Farley
Secretary

Dallas, Texas

December 22, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be held on January 21, 2009

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2008 Annual Report to Shareholders

are available on our corporate website at www.rfm.com/company/2009proxy.pdf

PROXY STATEMENT

Date, Time and Location of Annual Meeting of Stockholders

The enclosed proxy is solicited on behalf of the board of directors, or Board, of RF Monolithics, Inc., or the Company, we or us, in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Wednesday, January 21, 2009, beginning at 8:30 a.m., local time, or at any adjournment or postponement of the meeting. Our annual meeting will be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. We are mailing this proxy statement and accompanying proxy card to stockholders beginning December 22, 2008.

Proposals to be Voted on and Voting Recommendations

The proposals scheduled to be voted on at the meeting are (1) to elect directors to serve until the next annual meeting or until their successors are elected; (2) to amend our Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 150,000 shares; and (3) to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the next fiscal year. Our Board recommends that you vote your shares “FOR” each of the nominees to the Board described in Proposal No. 1 and “FOR” each of the remaining proposals.

Costs of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished by us to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to beneficial owners of common stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for those services.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on December 8, 2008, the record date, are entitled to notice of and to vote at the annual meeting. As of the record date, we had 9,844,393 shares of common stock outstanding. You are entitled to one vote for each share owned on the record date upon all matters to be considered at the meeting.

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes that indicate a vote for one or more of the proposals will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter because stock exchange regulations require the brokers to have specific voting instructions from the beneficial owners for the shares to be voted and such instructions have not been received.

Election of Directors: Directors are elected by a plurality of the votes cast at the meeting and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Cumulative voting is not permitted.

Approval of an Amendment to our Employee Stock Purchase Plan: The amendment to our Employee Stock Purchase Plan must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes do not affect the outcome and abstentions have the effect of negative votes.

Approval of Independent Registered Public Accounting Firm: This matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes do not affect the outcome and abstentions have the effect of negative votes.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by filing a written notice of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive office, 4441 Sigma Road, Dallas, Texas 75244, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Stockholder proposals can be eligible for inclusion in our 2010 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, or the 1934 Act, to our principal executive offices, in care of our Corporate Secretary, James P. Farley, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive each such stockholder proposal no later than August 31, 2009 for it to be considered for inclusion in our 2010 proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Board of Directors will review all stockholder proposals.

Alternatively, if a stockholder does not want to submit a proposal for the 2010 annual meeting in our proxy statement under Rule 14a-8 under the 1934 Act, or intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which we first mailed our proxy materials for the 2009 annual meeting, unless the date of the 2009 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2008 annual meeting. For our 2010 annual meeting, we must receive such proposals and nominations no earlier than August 31, 2009 and no later than November 14, 2009. If the date of the 2010 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2009 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2010 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the 1934 Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Corporate Secretary via mail directed to James P. Farley, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

PROPOSALS BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are five nominees for positions as members of the Board presently authorized. Your proxy cannot be voted for a greater number of persons than the number of nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Each nominee listed below is currently serving as a director. The independence of each nominee is discussed under the heading “The Board of Directors.”

Shares represented by executed proxies will be voted for the election of the five nominees named below, unless authority to do so is withheld. If any nominee is unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee proposed by management. Each nominee has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and certain information about them are set forth below:

NAME	AGE	PRINCIPAL OCCUPATION/POSITION HELD
David M. Kirk	48	Our President and Chief Executive Officer
Michael R. Bernique	64	Our Chairman of the Board
William L. Eversole	56	President and Chief Executive Officer, Bandspeed, Inc.
Rick L. Herrman	54	Founding Principal, The Catalyst Group
Jonathan W. Ladd	53	President and Chief Executive Officer, NovAtel, Inc.

David M. Kirk has served on our Board since November 1999. In November 1999, Mr. Kirk was also elected as our President and Chief Executive Officer. From May 1998 until November 1999, Mr. Kirk served as our Vice President, Marketing. Prior to joining us, Mr. Kirk served as Director of Marketing of Murata Electronics North America, Inc., an electronics component company, from June 1995 to May 1998. Mr. Kirk has a B.S.E.E. from Clemson University.

Michael R. Bernique has served on our Board since October 1997 and as Chairman of the Board since November 1999. Mr. Bernique also served as Chairman of the Board of TelOptica Inc., a developer of software that helps companies design and optimize fiber-optic telecommunications networks, from January 2003 until July 2004. Prior to January 1, 2003, Mr. Bernique served as President and Chief Executive Officer of TelOptica, Inc. From 1999 to 2003, Mr. Bernique served as a director of CPS Technologies Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. Mr. Bernique served as President of Satellite Data Networks Group for Next Level Systems, Inc., a telecommunications company, in 1996 and 1997. From 1993 to 1995, Mr. Bernique served as Sr. Vice President, North American Sales and Service at DSC Communications, or DSC, a telecommunications company, and from 1992 to 1993 he served as Vice President and General Manager of the Transmission Products Division of DSC.

William L. Eversole has served on our Board since February 2006. He is President and Chief Executive Officer of Bandspeed, Inc., a provider of combined silicon-software enterprise Wi-Fi solutions. Prior to joining Bandspeed, Mr. Eversole served as President and Chief Operating Officer of Quellan, Inc., a semiconductor company that develops high-speed integrated circuits for communications equipment. Prior to joining Quellan, Inc., he was with Texas Instruments from 1973 to 2002, where he rose from design engineer to become general manager of the Worldwide DSL Business in the Broadband Communications Group. Mr. Eversole has a B.S.E.E. from the University of Tennessee and Masters and Doctorate degrees in electrical engineering from Southern Methodist University.

Rick L. Herrman has served on our Board since October 2008. He was a founding principal in 1990 of The Catalyst Group, and its affiliated family of private investment funds specializing in middle market equity and mezzanine investments. Prior to founding The Catalyst Group, Mr. Herrman was a principal at Ernst & Young LLP from 1987 to 1990. Prior to his position at Ernst &

Young, he served as First Vice President and Portfolio Manager for Merrill Lynch & Company, Inc. from 1985 to 1987. Mr. Herrman has a B.B.A. in accounting from Baylor University and an M.B.A. in finance from the University of Texas at Austin and is a CPA. Mr. Herrman currently serves as a board member of two privately held companies, SEI MetalTek, a metal fabrication, processing and testing company, and Sport Clips, Inc., a national hair-cutting franchise with over 500 stores.

Jonathan W. Ladd has served on our Board since October 2008. Mr. Ladd has served as President and Chief Executive Officer of NovAtel, Inc., a provider of global positioning system receivers and related components since 2002, where he is also a board member. Prior to joining NovAtel, Mr. Ladd served as Senior Vice President of Precision Engineering for Thales Navigation, Inc., a producer of precision survey and navigation systems, from 2001 to 2002. Prior to joining Thales, he was with Magellan Corporation from 1998 to 2001, where he rose to the position of Senior Vice President, Worldwide Commercial Technology. Prior to its merger with Magellan, Mr. Ladd served in a variety of executive positions for Ashtech, Inc. from 1990 to 1998. Mr. Ladd has a B.S. in surveying engineering from the University of Maine. In addition to serving on the board of NovaAtel, Mr. Ladd also serves on the board of Point, Inc. and Brilliant Telecom, Inc.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH

DIRECTOR NOMINEE NAMED ABOVE.

***

PROPOSAL NO. 2

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

The Board adopted our Employee Stock Purchase Plan, or Purchase Plan, in April 1994. In August 2008, the Board amended our Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under our Purchase Plan from a total of 875,000 shares to 1,025,000 shares. This amendment will afford us greater flexibility in providing our employees with stock incentives and ensure that we can continue to provide stock incentives at levels determined appropriate by the Board.

As of November 30, 2008, 156,205 shares, including 150,000 subject to stockholder approval in this Proposal No. 2 (plus any shares that might in the future be returned as a result of rights terminated for any reason without having been exercised) remained available for future grant.

Stockholders are requested in this Proposal 2 to approve the amendment to our Purchase Plan. The essential features of our Purchase Plan are outlined below.

Purpose

The purpose of our Purchase Plan is to provide a means for our employees (and any of our affiliates) to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives to exert maximum efforts for our success. Approximately 106 of our 107 employees are eligible to participate in our Purchase Plan.

The rights to purchase common stock granted under our Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code, or the Code.

Administration

Our Purchase Plan is administered by the Board, which has the authority to construe and interpret the Purchase Plan and the rights granted under it. The Board has the authority to determine when and how rights to purchase common stock will be granted, the provisions of each offering, and whether employees of our affiliates are eligible to participate. The Board has the authority and has exercised its authority to delegate administration of our Purchase Plan to the Compensation Committee (the composition of which is discussed on page 28). The Board may abolish any such committee at any time and return the administration of our Purchase Plan to the full Board.

Offerings

The Board implements the Purchase Plan by periodic offerings of rights to all eligible employees. The initial offering commenced on November 27, 1995 and ended on December 31, 1997. Every other January 1st, beginning in the calendar year 1998, a new offering with a duration of two years has commenced, and will commence until our Purchase Plan terminates. Generally, the purchase dates under an offering will be every September 30th, December 31st, March 31st and June 30th.

Eligibility

Any person is eligible to participate in an offering under our Purchase Plan if we customarily employ them at least 20 hours per week, five months per calendar year and for a minimum period designated by the Board. If any employee becomes eligible to participate in our Purchase Plan during the course of an offering, the employee may be granted a right under that offering and enroll in our Purchase Plan on specified dates. The employee’s rights shall have the same characteristics as any rights originally granted under that offering, except that (a) the specified date on which the rights are granted shall be treated as the date of the commencement of the offering for purposes of determining the purchase price and (b) the period of the offering for the rights will begin on the specified date on which the rights are granted and end coincident with the end of that offering.

No employee is eligible for the grant of any rights under the Purchase Plan if, immediately after the grant, the employee would own, directly or indirectly, stock representing 5% or more of the total combined voting power or value of all classes of our stock or of any affiliate, which includes any stock the employee may purchase under all outstanding rights and options. Also, no employee will be granted rights that would permit them to buy more than $25,000 worth of stock, which is determined at the fair market value of the shares at the time the rights are granted, under all of our employee stock purchase plans for each calendar year in which the rights are outstanding at any time.

Participation in the Plan

Eligible employees become participants in our Purchase Plan by providing us with an agreement that authorizes payroll deductions of up to 15% of their compensation.

Purchase Price

The purchase price per share is 85% of the fair market value of a share of common stock on the date of the purchase period. On August 29, 2008, the closing price of our common stock as reported by the NASDAQ Stock Market was $1.00 per share.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering period. A participant may increase or reduce payroll deductions once every quarterly period ending on September 30th, December 31st , March 31st and June 30th purchase dates and may withdraw from an offering at any time. However, no changes or withdrawals may be made during the last ten days of the purchase period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may not make any additional payments into the account.

Purchase of Stock

The Board may specify a maximum number of shares an employee may be granted the right to purchase and the maximum aggregate number of shares that may be purchased pursuant to an offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board will make a pro rata allocation of shares available in a uniform and equitable manner.

Withdrawal

A participant may withdraw from an offering by terminating payroll deductions and by providing us with a notice of withdrawal. The withdrawal may be elected at any time prior to the end of the applicable offering period, excluding the last ten days of any purchase period.

Upon withdrawal, we will distribute to the employee the accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock on his or her behalf during the offering, and the interest in the offering will be automatically terminated. The employee will not be entitled to again participate in the offering. A withdrawal from an offering will not have any effect upon their eligibility to participate in subsequent offerings.

Termination of Employment

Rights granted under any offering terminate immediately upon cessation of employment for any reason, and we will distribute to the employee all accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted are not transferable and may be exercised only by the person to whom the rights are granted.

Duration, Amendment and Termination

The Board may suspend, terminate or amend our Purchase Plan at any time. However, any amendment must be approved by the stockholders within twelve months of its adoption if the amendment would (1) increase the number of shares of common stock reserved for issuance, (2) modify the requirements relating to eligibility for participation or (3) modify any other provision if approval is required in order to comply with the requirements of Rule 16b-3 under the 1934 Act or Section 423 of the Code. The Board may submit any other amendment for stockholder approval.

Rights granted before amendment or termination of our Purchase Plan will not be altered or impaired by any amendment or termination, except as expressly provided in our Purchase Plan, as is necessary to comply with any laws or governmental regulation, or with consent of the person to whom the rights were granted.

Effect of Certain Corporate Events

In the event of a dissolution, liquidation or specified type of merger, the surviving corporation may assume or continue the rights under our Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering may be accelerated so that the outstanding rights may be exercised immediately prior to, or concurrent with, the event. Otherwise the rights will continue in full force and effect.

Stock Subject to our Purchase Plan

If the stockholders approve this proposal, an aggregate of 1,025,000 shares of common stock will have been reserved for issuance under our Purchase Plan since its adoption. If rights granted under our Purchase Plan expire, lapse or otherwise terminate without being exercised, the common stock not purchased again becomes available for issuance. As of November 30, 2008, 868,795 shares of common stock had been acquired pursuant to our Purchase Plan.

Federal Income Tax Information

Rights granted under our Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under provisions of Section 423 of the Internal Revenue Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (1) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (2) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Long-term capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under our Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

***

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SELECTION

The Audit Committee has selected McGladrey & Pullen, LLP, or McGladrey, as our independent registered public accounting firm for the fiscal year ending August 31, 2009, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the stockholders at the annual meeting.

Representatives of McGladrey are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent registered public accounting firm and may not engage the independent registered public accounting firm to provide the specific non-audit services proscribed by law or regulations. As a result, all services provided by the independent registered public accounting firm described below were pre-approved.

During the fiscal years ended August 31, 2008 and 2007, fees billed to us by McGladrey were as follows:

	2008	2007
Audit Fees. Fees for services necessary to perform the annual audit and review of Securities and Exchange Commission, or SEC, filings.	$147,000	$144,500
Audit-Related Fees. Fees for consultation concerning financial accounting and reporting standards and acquisition related consulting.	0	43,142
Tax Fees. No tax fees were billed by McGladrey during the years ended August 31, 2007 and 2008.	0	0
All Other Fees. Fees for audit of 401(k) Plan.	0	15,000

Totals	$147,000	$202,642

Stockholder ratification of the selection of McGladrey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of McGladrey to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that the change would be in our best interests and in the best interests of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program

Compensation Program Objectives and Philosophy

The objectives of the Company’s executive compensation program are:

1.	To recruit and retain qualified executives.

2.	To motivate executives to achieve established performance goals.

3.	To align the financial interests of the executives with those of the Company’s stockholders by delivering a portion of total compensation that is dependent on the Company’s performance and increased stockholder value.

The products and systems that we design, manufacture and sell face strong competition within the wireless solutions and wireless components markets including from competitors that are much larger and have greater resources than we have. Our products are sold into markets undergoing rapid technology changes which often results in short product life cycles.

We believe that we need qualified executives who are capable of independent thinking and responsible decision making in order to compete in the markets we serve. We believe the competition for qualified executives, including the Chief Executive Officer, Chief Financial Officer and other executive officers identified in the Summary Compensation Table, who we refer to collectively as the Named Executive Officers, is extremely strong in the wireless solutions and wireless components markets. To attract and retain highly qualified employees, we maintain an overall compensation package that is competitive with those offered by our peer companies.

We believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we condition all performance-based awards on common team or corporate criteria, except that a substantial portion of the compensation of our Vice President, Sales is sales incentive-based.

Compensation Decision Making Process

Role of Compensation Committee and Executives in Establishing Compensation

The Compensation Committee, which is referred to in this section as the Committee, is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers). The Committee is responsible for ensuring that the executive officers of the Company are compensated in a manner consistent with the Company’s executive compensation objectives and philosophy described above.

The Committee annually establishes the compensation for the Chief Executive Officer, Mr. Kirk, who recommends to the Committee the compensation for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval. Mr. Kirk attended the majority of the Committee’s meetings during fiscal 2008, but did not participate in any portion of any meeting where his own compensation was being determined.

Although the Committee has the authority under its charter to engage advisors such as compensation consultants, it did not use the services of a compensation consultant or other advisors in fiscal 2008. For fiscal 2008, the Committee received the assistance of Mr. Kirk, and our Human Resource Department and Finance Department personnel, who provided relevant compensation reports that included the value of all compensation paid and to be paid to each of the Named Executive Officers and comparative pay practices.

Factors Considered in Making Compensation Decisions

The Company considered the following factors in coming to decisions regarding executive compensation for the Named Executive Officers in fiscal 2008:

Use of Industry Comparative Data; Market Competitiveness. We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. However, determining the relevant companies to use for such comparative purposes is not a simple task. Many of our competitors are divisions of much larger companies, and it is difficult to gain useful information about the specific executive positions comparable to those of our executives.

For fiscal 2008, we relied upon the Culpepper and Associates, Inc. Compensation & Benefits Surveys, specifically the Technical Compensation Survey, to determine a peer group. We developed a peer group based on industry, revenue, number of employees, and geographic region. Our peer group includes 400 comparable companies. We used this peer group for comparative purposes in evaluating and setting compensation levels and practices for our executive management team, including the Named Executive Officers.

For fiscal 2008, the compensation components that we evaluated with respect to our peer group executive officers were base salaries and target bonuses for which data was available in the Culpepper survey program. This data provided us with visibility as to how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and with respect to total compensation. We used this data to review base salaries for each Named Executive Officer. From information available in the survey, and with the assistance of the Human Resource Department, mid-range base salary grades were established for executive positions (with a plus/minus 20% deviation). From this data, an average base salary range for each Named Executive Officer was established. It was determined that base salaries in total, for the Named Executive Officers, was in the 25 percentile of the peer group. We believe a relatively large amount of compensation should be performance based. Therefore, we have instituted a relatively large Incentive Compensation program that is targeted at 40% of base pay for the Named Executive Officers. If the total cash incentive that each Named Executive Officer was eligible to earn was earned, the total compensation package, on average, would be near the medium of the peer group’s total compensation structure range.

Company Performance. For quarterly cash incentive compensation, the Committee evaluated the Company’s overall operating performance during each quarter and the achievements of the Named Executive Officers with respect to the existing incentive. The Committee evaluated the relative components of the incentive compensation program, based on priorities at the time. The Committee also evaluated the Company’s performance on its ability to pay salary increases and other forms of compensation, in relation to earnings and cash flow. Sometimes the Committee has determined, as it did in fiscal year 2008, that short-term performance overrides other compensation objectives.

Individual Performance. In the past, the Committee has reviewed and evaluated the individual performance of the Named Executive Officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Committee. These individual performance evaluations generally included a subjective evaluation of each Named Executive Officer’s (a) vision and strategy with respect to his individual business responsibilities, (b) energy level and ability to motivate and influence others and (c) execution of assigned tasks. As discussed below, the Committee did not consider individual performances as part of its evaluation of the Named Executive Officers in fiscal 2008.

Mix of Current and Long-Term Compensation. The Committee considered the benefits of long-term compensation. Because the successful operation of the Company’s business requires a long-term approach, the Committee placed some emphasis on long-term compensation, and granted restricted stock, or RSU, awards with four-year vesting terms.

Impact of Cash Versus Non-Cash Compensation. The Committee also considered both the cost and cash-flow impact of the various components of compensation. Currently, the base salary and a portion of the performance incentive awards elements are cash-based while the long-term incentive elements are equity-based.

Impact of Change-of-Control Agreements. The Committee reviews these agreements annually. However, the Committee does not evaluate any potential payments under these agreements when making decisions regarding annual compensation.

Elements of Compensation

Compensation arrangements for the Named Executive Officers under our fiscal 2008 compensation program included four components: (a) a base salary; (b) short-term performance-based incentive awards; (c) long-term equity incentives in the form of restricted stock unit awards; and (d) employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.

We attempted to ensure that a significant portion of each Named Executive Officer’s total compensation was performance-based, linked to the Company’s operating performance. We also wanted to ensure that a portion of total compensation was in the form of a stock grant, which derives its value from increases in the market price of the Company’s common stock over time. For fiscal 2008, the equity incentives were time-based awards, as described below.

The granting of short-term performance-based and time-based incentive awards, both cash and equity, and long-term equity incentive awards, is solely at the discretion of the Committee. The Committee has the authority to change the terms and condition of any award and their determinations are made in accordance with their judgment as to the best interests of the Company and its stockholders. The Committee’s flexibility under the Company’s Omnibus Incentive Plan of 2007 was evident in adjusting and evaluating goals in 2008.

Effect of Company Performance on Compensation Decisions in Fiscal Year 2008

For fiscal year 2008, the Committee established cash incentive targets based on attainment of four key factors of the operating plan. These factors were considered the most important indicators of the Company’s performance. For four of the Named Executive Officers, the incentive plan gave them the opportunity to earn a percentage of a potential bonus equal to 40% of their base salary. The incentive targets were based as follows: 20% on the Company’s sales; 20% on gross profit; 20% on operating cash flow; and 40% on earnings per share. The plan had a measurement point for each of the quarters of fiscal 2008 which was measured in relation to the Board-approved operating plan.

For the first quarter of fiscal year 2008, incentives targets were met for achieving two of the key factors of the operating plan. Four of the Named Executive Officers earned 20% of their targeted bonus for meeting the operating plan sales and 20% for meeting the operating cash flow plan. For the second quarter, incentives targets were met for achieving one of the key factors which was the operating plan sales for the quarter. Four of the Named Executive Officers earned 20% of their targeted bonus for meeting the sales plan. None of the key factors of the operating plan were met for the third or fourth quarter and the four Named Executive Officers did not qualify for nor were they paid any portion of their potential bonus for these two quarters.

The fifth Named Executive Officer, Mr. Crawford, is Vice President of Sales, and his incentive was based on sales relative to the operating plan. Sales exceeded the operating plan for the first and second quarters of fiscal year 2008. Therefore, Mr. Crawford earned slightly more than the 40% bonus for each of those periods. The sales performance targets for the third and fourth quarter were not met and no incentive was earned or paid.

Base Salaries

Base salaries are intended to create a secure base of cash consideration for executives. We believe that base salaries must be competitive with those offered by our peer group to be effective.

The Committee normally considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. The relative weight given to each factor varies with each position and individual and is within the sole discretion of the Committee. The Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position of the peer group.

With respect to fiscal year 2008, after the Committee considered the implications of restructuring the Company and several comprehensive cost reduction initiatives, it determined it was not in the best interest of the Company or the stockholders to authorize either selective or broad-based salary adjustments. Accordingly, there were no salary adjustments to the Named Officers in fiscal year 2008. Since salary adjustments based on merit were not considered in fiscal year 2008, the Committee did not consider individual performance as part of their evaluation of overall performance for the year.

Incentive Awards

The Committee believes that executive performance may be maximized through a system of incentive awards that promote the financial interests of the Company and its stockholders. Short-term (annual or quarterly) incentive awards payable in either cash or stock or a combination thereof are tied to the Company’s performance to motivate performance to meet short-term objectives, normally related to our annual operating. These incentive awards are normally targeted at 40% of base salary.

In 2005, the Committee adopted the Omnibus Cash Incentive Plan of 2005, or Omnibus Incentive Plan, which provided for the structuring of, and establishment of standard terms and conditions for, cash incentives. In 2007, the Committee adopted an amendment to the Omnibus Incentive Plan to also allow for stock awards using our 2006 Equity Incentive Plan, as described below under “Long-Term Equity Incentive Awards.” For all incentive opportunities, the award earned depends on the extent to which performance objectives are achieved. Each fiscal quarter, the Committee reviews and approves performance objectives. Objectives generally consist of operating, strategic and financial goals that are considered by the Company to be important to building stockholder value. The Committee retains the discretion to reduce, but not increase, payouts.

The Company has adopted an Internal Goals and Objectives Policy that establishes guidelines and requirements for goals and objectives used to develop annual and/or quarterly incentive bonus compensation goals for the Named Executive Officers. The guidelines and objectives are utilized by the Committee in establishing incentives for Named Executive Officers. The primary objective of the Internal Goals and Objectives Policy is to insure that all Internal Goals and Objectives established for the Named Executive Officers are “stretch” goals that are above and beyond the Company’s covenant requirements of its lending institution agreements and estimates historically provided publicly to stockholders and the investment community. (The Company recently suspended its practice of public estimates.)

We believe that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. In fact, targeted levels were only partially met in fiscal 2008. We also believe, at the time the performance goals were set, that performance at a level above the target level would be difficult but not impossible to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often achievement of the targeted level may happen.

The Committee has determined that Mr. Crawford will not participate in cash awards under the Omnibus Incentive Plan. The Committee has adopted a Sales Incentive Plan under which Mr. Crawford is compensated. The Committee feels the performance target for Mr. Crawford should be sales growth. The Committee administers the Sales Incentive Plan under similar criteria as it does for the Omnibus Incentive Plan. Mr. Crawford’s incentive target of 40% of base salary remained unchanged through out the year, since the Committee determined that meeting sales targets were a key part of the restructuring plan.

For fiscal 2008, the Committee established incentive targets determined directly from four objective performance-based measures: (a) sales relative to quarterly operating plan; (b) gross profit margin relative to quarterly operating plan; (c) operating cash flow relative to quarterly operating plan; and (d) non-GAAP earnings per share, or EPS, relative to the quarterly operating plan, calculated in the same manner as described in our quarterly news releases, eliminating acquisition related intangible expenses, restructuring costs, asset impairments and stock compensation. The Committee evaluated the relative components of these four factors on a quarterly basis, based on priorities at the time. The same criteria used for the Named Executive Officers in fiscal 2008 were used for all other executive employees for fiscal 2008. The potential payout was an all cash incentive of 40% of base salary for the applicable quarter.

For the first quarter of fiscal year 2008, incentives targets were met for achieving two of the key factors of the operating plan. Four of the Named Executive Officers earned 20% of their targeted bonus for meeting the operating plan sales and 20% for meeting the operating cash flow plan. For the second quarter, incentives targets were met for achieving one of the key factors which was the operating plan sales for the quarter. Four of the Named Executive Officers earned 20% of their targeted bonus for meeting the sales plan. None of the key factors of the operating plan were met for the third and fourth quarter and the four Named Executive Officers did not qualify for nor were they paid any portion of their potential bonus for these two quarters.

The fifth Named Executive Officer, Mr. Crawford, is Vice President of Sales, and his incentive was based on sales relative to the operating plan. Sales exceeded the operating plan for the first and second quarters of fiscal year 2008. Therefore, Mr. Crawford earned slightly more than the 40% bonus for each of those periods. The sales performance targets for the third and fourth quarter were not met and no incentive was earned or paid.

Long-Term Equity Incentive Awards

We believe that substantial equity ownership provides important long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of the Company and its stockholders. Accordingly, equity-based compensation makes up a portion of the overall compensation of the Named Executive Officers.

Annual or periodic stock grants, primarily in the form of RSUs, are intended to provide long-term incentives that coincide with the interests of stockholders. We typically make annual equity awards to Named Executive Officers through our 2006 Equity Incentive Plan.

The purpose of these awards is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and the stockholders. Each Named Executive Officer has a portion of his potential financial net worth at risk because it is based on the Company’s future performance. Such awards are generally vested in four equal annual installments beginning on the first anniversary of the date of grant. In addition, awards have been made on vesting periods shorter than that if they are related to performance on specific projects or in lieu of salary increases. The amounts vary from year to year, but tend to be determined by overall company budgetary considerations. The cumulative effect of these awards is intended to provide the Named Executive Officers with potential increases in net worth tied to increases in stockholder value.

For fiscal 2008, long-term awards to Named Executive Officers were: 8,000 RSUs for Messrs. Barnes, Andrulis, Crawford and Gemmell; and 12,000 RSUs for Mr. Kirk. These RSUs will vest over four years. Stock grants are budgeted like other expense items and tend to be similar in aggregate amount from year to year.

Employee Benefits

The Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.

Perquisites

The Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that they are viewed by some of the stockholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these compensation components are not necessary to implement the Company’s current compensation philosophy and structure.

Employment Agreements

It is generally our policy not to enter into employment agreements with our executive officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Committee to help ensure that we remain competitive in our industry and the Committee may determine that such arrangements may be in the Company’s best interest in the future.

Indemnification Agreements

We have entered into indemnity agreements with our Named Executive Officers and certain of our other officers and directors which provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent, and otherwise to the full extent permitted under Delaware law and our Bylaws. We feel this offers some protection to the Named Executive Officer’s personal wealth from actions that are solely related to his position as an corporate officer and allows him to make decisions based solely on the best interests of the Company and its stockholders.

Post-Termination Compensation

Other than our 401(k) Plan, we do not have a retirement plan for any employees, including Named Executive Officers. Our Named Executive Officers have life insurance benefits in the event of their death equal to three times their salary up to a limit of $500,000.

We have entered into change-of-control agreements with each of the Named Executive Officers and certain other members of the executive management team, whom the Committee has determined to be key to the operation of the Company. The impact of these change-of-control agreements is described in more detail below in the section entitled “Potential Payments Upon Termination or Change-of-Control.” These agreements are “double trigger” in that they are contingent upon (i) the occurrence of any of (a) acquisition of 35% of our common stock; (b) disposition of all of our assets; or (c) a major change in composition of the Board of Directors, and (ii) termination of the Named Executive Officer within 24 months after the transaction for reasons other than cause, death, disability or voluntary resignation. We have entered into these agreements in order to acknowledge the respective employees’ importance to the Company and its stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes.

We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector.

We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant change of control payments.

In the event of termination, all compensation for Named Executive Officers ceases, except for the benefits described.

Other Compensation Policies

Stock Ownership Guidelines. Given the below median-positioning of our executives with regards to compensation, we have no stock ownership or stock retention policies for our executives.

Taxes. Section 162(m) of the Internal Revenue Code, as amended (the Code), disallows a tax deduction to any publicly held corporation for paid compensation exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based compensation. We attempted, and continue to attempt, to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, as allowed under Section 162(m). We do not believe that our compensation programs are likely to encounter any limitation of deductions as they are presently constituted. Our Omnibus Incentive Plan provides for forms of incentive compensation awards that we believe qualify as “performance-based compensation” in accordance Section 162(m) of the Code.

Accounting Considerations. In fiscal 2006, we switched to RSUs as our primary stock compensation vehicle in lieu of stock options to better match the employees’ perceived benefit with financial statement cost. This change was partially as a result of the requirement to expense stock options pursuant to SFAS 123(R). Also, RSUs result in less dilution and, as we have implemented them, generally less expense. Most of our stock compensation expense in fiscal 2008 related to RSUs. The vesting dates for RSUs are normally timed to be several trading days after our earnings release dates.

Timing of Equity Awards; Repricing. We prohibit the backdating or spring-loading of equity awards. We prohibit repricing of previously granted option or stock awards without stockholder approval.

Conclusion

We believe our compensation program provides a balanced and stable foundation for achieving the Company’s objectives. We believe the compensation program is reasonable and appropriate for a company in our industry and in the best interest of the Company and our stockholders.

Our success in executing our strategic growth plan in 2008 resulted in a near Company record for annual revenues and significantly improved gross profit margin. We believe that our existing compensation program appropriately rewarded the executive management team, including the Named Executive Officers, for their performance and contribution to the Company’s overall success in executing the Company’s restructuring plan and cost reduction initiatives during fiscal 2008. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our program provides incentives for achievement of our long-term goals and aligns the interests of the executive management team, including the Named Executive Officers, with those of the Company and its stockholders.

Our recent earnings performance was at the lower end of our peer group. Within the budgetary constraints we have as a small company and due to our recent history of losses, we believe our compensation levels are currently adequate to obtain our performance objectives. We believe that as our performance improves the various incentive programs and long-term stock awards have the potential to improve compensation levels for our Named Executive Officers in comparison to our peer group. We believe our Named Executive Officers fully appreciate the growth opportunities of the Company and that these opportunities serve as adequate incentive for the them.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included this proxy statement.

The Compensation Committee

Jonathan W. Ladd (Chairman)

Michael R. Bernique

William L. Eversole

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation with respect to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company for the fiscal years ended August 31, 2008 and August 31, 2007.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)
David M. Kirk President & Chief Executive Officer	2008	220,000	35,025	20,900	7,410	283,335
	2007	220,220	32,595	9,767	7,417	269,999

Harley E Barnes III Chief Financial Officer	2008	148,366	25,930	13,863	5,416	193,575
	2007	144,805	25,500	6,470	5,035	181,810

Joseph E. Andrulis Senior Vice President and Group Manager	2008	188,188	31,230	16,300	6,393	242,111
	2007	156,928	25,233	6,844	5,209	194,214

David B. Crawford Vice President Sales	2008	159,248	13,270	37,258	8,226	218,002
	2007	155,289	12,729	35,383	6,752	210,153

Robert M. Gemmell President of Cirronet, Inc.	2008	173,284	10,350	16,257	5,541	205,432
	2007	152,642	8,921	19,425	4,700	185,688

(1)	Represents the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended August 31, 2008, computed in accordance with SFAS 123(R,) related to time-based RSUs awarded to Messrs. Kirk, Barnes, Andrulis, Crawford and Gemmell, respectively on May 19, 2008. For a full description of the assumptions used by the Company in computing these amounts, see Note 11 to the Company’s financial statements included in its annual report on Form 10-K for the fiscal year ended August 31, 2008. Dividends are not paid on RSUs prior to vesting.
(2)	Amounts reported represent cash incentives earned by each Named Executive Officer, other than Mr. Crawford, under our Omnibus Incentive Plan. Amount reported for Mr. Crawford represents payments of $37,258 for sales-based incentives under our Sales Incentive Plan.
(3)	Amounts reported represent (a) premiums paid by us on life insurance policies, of which we are not the beneficiary, for Messrs. Kirk, Barnes, Andrulis, Crawford and Gemmell in the amounts of $810, $965, $748,$1,865, and $342 respectively and (b) matching contributions made by us to the 401(k) accounts of Messrs. Kirk, Barnes, Andrulis, Crawford and Gemmell in the amounts of $6,600, $4,451, $5,646, $6,361, and $5,199 respectively. Under our 401(k) Plan, all eligible employees may invest a portion of their regular salary or wages. We match 100% of the first 3% of each employee’s base salary that is contributed.

EQUITY-BASED COMPENSATION

Grants of Plan-Based Awards

The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted in fiscal year 2008 to each of the Named Executive Officers. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards				All Other Stock Awards # of Shares of Stock or Units	Closing Market Price on Grant Date	Grant Date Fair Value of Stock Awards
		Threshold	Target		Maximum
	(1)	($)	($)		($)	(#)	($)	($)
David M. Kirk	11/30/2007		22,000	(2)
	02/08/08		22,000	(2)
	5/30/2008		22,000	(2)
	8/31/08		22,000	(2)
	5/19/2008					12,000	2.54	30,480
Harley E. Barnes III	11/30/2007		14,836	(2)
	2/28/2008		14,836	(2)
	5/30/2008		14,836	(2)
	8/31/2008		14,836	(2)
	5/19/2008					8,000	2.54	20,320
Joseph E. Andrulis	11/30/2007		18,819	(2)
	2/28/2008		18,819	(2)
	5/30/2008		18,819	(2)
	8/31/2008		18,819	(2)
	5/19/2008					8,000	2.54	20,320
David B. Crawford	11/30/2007		15,925	(3)
	2/28/2008		15,925	(3)
	5/30/2008		15,925	(3)
	8/31/2008		15,925	(3)
	5/19/2008					8,000	2.54	20,320
Robert M. Gemmell	11/30/2007		17,328	(2)
	2/28/2008		17,328	(2)
	5/30/2008		17,328	(2)
	8/31/2008		17,328	(2)
	5/19/2008					8,000	2.54	20,320

(1)	All equity awards granted to Named Executive Officers were made pursuant to the 2006 Equity Incentive Plan.
(2)	Performance-based cash awards under the Omnibus Incentive Plan.
(3)	Sales-based cash awards under the Sales Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of August 31, 2008 and is followed by a description of those plans:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders (Described below)	1,490,672	$5.00	233,794
Equity compensation plans not approved by security holders (Described below)	462,083	$5.02	111,853
Total	1,952,755	$5.01	345,647

Summary Description of Material Terms of Our 2006 Equity Incentive Plan

2006 Equity Incentive Plan

Adoption; Eligibility. In November 2006, the Board adopted our 2006 Equity Incentive Plan, or 2006 Plan. On January 17, 2007, the 2006 Plan was approved by our stockholders. The 2006 Plan is administered by the Compensation Committee, or Committee. Our 2006 Plan provides for the granting of nonstatutory stock options, incentive stock options, stock bonuses, restricted stock, RSUs and other stock-based awards to employees, directors and consultants of the Company, at the discretion of the Committee. Incentive stock options may be granted to employees only and nonstatutory stock options may be granted to consultants only if the grant will not constitute “nonqualified deferred compensation.”

Stock Options. Generally, stock options granted under our 2006 Plan expire 10 years from the date of grant. The exercise price of each option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Code. Repricing of options is prohibited. The purchase price of stock acquired pursuant to an option exercise is paid (1) in cash at the time of exercise or (2) at the discretion of the Board, (a) by delivery of common stock or (b) by any other form of legal consideration acceptable to the Board and permitted by law.

The vesting period of each option is determined in each option agreement, which may become exercisable in periodic installments and be subject to such terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may provide that it can be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (1) three months following the date of termination for any reason other than disability or death, (2) twelve months following the date of termination if due to disability, (3) eighteen months following the date of termination if due to death or (4) expiration of the option.

Stock Bonuses, Restricted Stock and RSUs. The form of issuance of stock bonuses, restricted stock and RSUs is solely at the discretion of the Committee but shall include the following elements: (1) purchase price, which is at the discretion of the

Committee and may be determined to be for past services; (2) transferability ,which is at the discretion of the Committee, (3) consideration, which shall be in cash at the time of purchase or in any other form of legal consideration that is acceptable to the Committee and not prohibited by law, including past services to the benefit of the Company, (4) vesting, the Committee may determine a vesting period but is not required to do so, and (5) termination of relationship, which may require forfeiture upon termination of relationship.

Amendment; Suspension; Termination. Subject to applicable laws, regulations and stock exchange rules, the Committee in its sole discretion at any time and from time to time may amend, suspend or terminate our 2006 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

Summary Description of Material Terms of Equity Compensation Plan Not Approved by Stockholders

1999 EQUITY INCENTIVE PLAN

Adoption; Eligibility. On April 8, 1999, the Board adopted our 1999 Equity Incentive Plan, or 1999 Plan. Our 1999 Plan has not been approved by the stockholders. Our 1999 Plan provides for the granting of nonstatutory stock options, stock bonuses and restricted stock to our employees and consultants. None of the Named Executive Officers is eligible to receive stock options, bonuses or restricted stock under our 1999 Plan. Other officers are only eligible to receive awards that are an inducement essential to the individual entering into an employment agreement with us or any of our affiliates.

Stock Options. Generally, stock options granted under our 1999 Plan expire 10 years from the date of grant. The exercise price of each option may not be less than 85% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Code. The purchase price of stock acquired pursuant to an option is paid (1) in cash at the time of grant or (2) at the discretion of the Board, (3) by delivery of our common stock or (4) by any other form of legal consideration acceptable to the Board and permitted by law.

The vesting period of each option is determined in each option agreement, and may become exercisable in periodic installments and be subject to other terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (1) 3 months following the date of termination for any reason other than disability or death, (2) 12 months following the date of termination if due to disability, (3) 18 months following the date of termination if due to death or (4) expiration of the option. An option may also include a right to exercise prior to full vesting. Any unvested shares so purchased may be subject to a repurchase right in our favor or to any other restriction the Board deems appropriate.

Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock issued under our 1999 Plan must be purchased at a price determined by the Board; however, the Board may also award stock pursuant to a stock bonus agreement in consideration for past services. The purchase price of the stock pursuant to a stock purchase agreement is paid (1) in cash at the time of the purchase or (2) by any other form of legal consideration acceptable to the Board. Shares of stock sold or awarded may be, but are not required to be, subject to a vesting schedule determined by the Board. In the event of termination of employment or a consulting relationship, we may repurchase or otherwise reacquire stock held that is not vested as of the date of termination.

Repricings. The Board has the authority to effect (1) a repricing of any outstanding options under our 1999 Plan and/or (2) with the consent of the affected holders, the cancellation of any outstanding options and the grant of new options covering the same or different numbers of shares of stock. In addition, the Board may grant an option with an exercise price lower than that described above if the option is granted as part of a transaction described in Section 424(a) of the Code. If awards granted under our 1999 Plan expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock will revert back to and become available for issuance under the 1999 Plan. Our 1999 Plan is our only plan which allows repricing of options; and to date, we have not repriced any options.

Adjustments in Stock. In the event of a transaction not involving receipt of consideration by us, like a merger, consolidation, reorganization, stock dividend, or stock split, our 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to our 1999 Plan, and outstanding stock options, bonuses and restricted stock will be adjusted as to the class, number of shares and price per share of common stock subject to the stock options, bonuses and restricted stock.

Acceleration of Vesting. Our 1999 Plan provides that, in the event of specified types of merger or other corporate reorganizations in which the surviving or acquiring corporations do not assume the stock options, bonuses and restricted stock outstanding under our 1999 Plan, the vesting and the time during which the stock options, bonuses and restricted stock may be exercised may be accelerated.

Amendment; Suspension; Termination. The Board in its sole discretion at any time and from time to time may amend, suspend or terminate our 1999 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

Summary Description of Our Omnibus Incentive Plan

OMNIBUS INCENTIVE PLAN OF 2007

Administration: The Omnibus Incentive Plan of 2007, or Omnibus Incentive Plan, was adopted to provide equity and cash incentives to (1) encourage outstanding individuals to accept or continue employment with the Company, and (2) provide incentive to those persons to improve Company operations and strengthen the mutuality of interest between those persons and the Company’s stockholders.

The Omnibus Incentive Plan is administered by the Committee. All employees of the Company and its subsidiaries are eligible to participate in the Omnibus Incentive Plan and each fiscal year the Committee identifies those individuals who will participate for that period. The Committee considers all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits under the Omnibus Incentive Plan. All equity-based awards are awarded under the Company’s 2006 Plan.

The Committee may amend the Omnibus Incentive Plan from time to time or terminate the Omnibus Incentive Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. The Company must obtain stockholder approval of any Omnibus Incentive Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

Types of Awards: Awards under the Omnibus Incentive Plan include:

(1) Restricted Stock and RSUs. Restricted stock awards and RSU awards provide participants the right to receive shares after expiration of a vesting period or upon the attainment of certain conditions, both of which are at the discretion of the Committee.

(2) Performance Cash Awards. Performance cash awards entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. The Committee, as its sole discretion, may reduce an award or substitute shares of common stock for the cash payment due to a participant.

(3) Management Incentive Awards. Management incentive awards entitle the participant to receive a payment in cash based on a percentage or a fixed amount of an incentive pool not to exceed an aggregate amount equal to the greater of (i) 5% of the Company’s consolidated operating net income for the fiscal year or (ii) 2.5% of the Company’s sales for the fiscal year, subject as to clause (ii) to a maximum of $1,500,000.

(4) Other Stock or Cash Awards. The Committee may grant other incentives payable in cash or in common stock under the Omnibus Incentive Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock may not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

Performance Goals: Awards of restricted stock, RSUs, performance cash awards and other incentives under the Omnibus Plan to a participant may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. The Committee may not in any event increase the amount of compensation payable to a participant upon the attainment of a performance goal.

Change of Control: Except as otherwise determined by the Committee at the time of grant of an award, upon a change of control (as defined in the Omnibus Incentive Plan) of the Company, (1) all restrictions on restricted stock and RSUs lapse; (2) all performance goals will be deemed achieved at target levels and all other terms and conditions met; (3) all performance cash awards and RSUs will be paid out as promptly as practicable; (4) all management incentive awards will be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and (5) all other stock or cash awards will be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) will not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the change of control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards will provide for the accelerated treatment with respect to any participant that is involuntarily terminated (for a reason other than “cause”) or quits for “good reason” within 24 months of the Change of Control.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information on exercisable options and unvested restricted stock awards held by the Named Executive Officers as of the end of the fiscal year ended August 31, 2008.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units of Stocks That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
	(#)(1)	($)(2)	(3)	(#)(4)	($)(5)	(#)(6)	($)(5)
David M. Kirk				4,000	4,000
	20,000	6.06	04/08/09	6,000	6,000
	43,500	6.38	11/10/09			12,000	12,000
	10,000	10.25	04/18/10
	5,000	4.88	11/15/10
	15,000	3.95	04/17/11
	10,000	2.01	11/05/11
	15,000	3.23	10/21/12
	10,000	3.15	05/16/13
	20,000	7.64	11/20/13
	20,000	6.19	08/10/14

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units of Stocks That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
	(#)(1)	($)(2)	(3)	(#)(4)	($)(5)	(#)(6)	($)(5)
Harley E Barnes III	43,000	2.27	12/12/11	2,000	2,000
	5,000	3.23	10/21/12	3,000	3,000
	10,000	3.15	05/16/13
	10,000	7.64	11/20/13			8,000	8,000
	10,000	6.19	08/10/14
	6,000	4.56	03/31/15

Joseph E. Andrulis	30,000	8.69	12/20/14	2,000	2,000
	2,400	4.56	03/31/15
				3,000	3,000
				7,500	7,500	8,000	8,000

David B. Crawford	40,000	6.56	05/03/09	2,000	2,000
	5,000	6.00	12/09/09	3,000	3,000
	5,000	10.25	04/18/10
	11,591	3.95	04/17/11
	5,000	3.23	10/21/12
	2,709	3.15	05/16/13
	10,000	7.64	11/20/13
	10,000	6.19	08/10/14
	4,800	4.56	03/31/15			8,000	8,000

Robert M. Gemmell				1,500	1,500
	82,717	1.34	01/01/11
	55,848	1.34	02/08/12			8,000	8,000

(1)	These options have an exercise price equal to the closing price of the Company’s common stock on the date of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. Any unvested portion of such award is generally forfeited upon termination of employment. All of the options held by the Named Executive Officers have vested and become exercisable.

(2)	The option price is equal to the closing price of the Company’s common stock as reported by the NASDAQ Stock Market, or NASDAQ, on the date of grant except that Mr. Gemmell’s options which were initially granted by Cirronet Inc., which was acquired by the Company in 2006. Each of Mr. Gemmell’s Cirronet options was converted into an option to acquire our Company stock at its original exercise price (adjusted for the different values of shares of the Company’s and Cirronet’s stock).
(3)	Options expire 10 years after the date of grant.
(4)	Mr. Kirk’s 4,000 RSUs are scheduled to vest in equal increments on December 14, 2008 and 2009; his 6,000 RSUs are scheduled to vest in equal increments on November 14, 2008, 2009 and 2010. Mr. Barnes’ 2,000 RSUs are scheduled to vest in equal increments on December 14, 2008 and 2009; his 3,000 RSUs are scheduled to vest in equal increments on November 14, 2008, 2009 and 2010. Mr. Andrulis’ 2,000 RSUs were scheduled to vest in equal increments on December 14, 2008 and 2009; 1,000 of these RSUs were accelerated upon his resignation and 1,000 of these RSUs were cancelled; his 3,000 RSUs were scheduled to vest in equal increments on November 14, 2008, 2009 and 2010; 1,000 of these RSUs were accelerated upon his resignation and 2,000 of these RSUs were cancelled; his 7,500 RSUs were scheduled to vest in equal increments on April 30, 2009, 2010 and 2011; 2,500 of these RSUs were accelerated upon his resignation and 5,000 of these RSUs were cancelled; his 8,000 RSUs were scheduled to vest on May 19, 2009, 2010, 2011 and 2012; 2000 of these RSUs were accelerated upon his resignation and 6,000 were cancelled. Mr. Crawford’s 2,000 RSUs are scheduled to vest in equal increments on December 14, 2008 and 2009; his 3,000 RSUs are scheduled to vest in equal increments on November 14, 2008, 2009, and 2010. Mr. Gemmell’s 1,500 RSUs are scheduled to vest in equal increments on November 14, 2008, 2009 and 2010.
(5)	Based upon $1.00, the closing price of the Company’s common stock as reported by NASDAQ on August 29, 2008, the last trading day of the Company’s fiscal year.
(6)	Time-based RSU incentive will vest over a four-year period.

Option Exercises and Stock Vested

The table below shows the number of shares of the Company’s common stock acquired by the Named Executive Officers during the fiscal year ended August 31, 2008 upon the exercise of stock options and vesting of RSUs.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)(1)	($)(2)	(#)(3)	($)(4)
David M. Kirk	—	—	5,500	33,120
Harley E Barnes III	—	—	4,000	24,660
Joseph E. Andrulis	—	—	6,500	29,960
David B. Crawford	—	—	2,000	12,000
Robert M. Gemmell	100,000	425,154	1,500	9,080

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes.
(2)	Values represent the difference between the stock option exercise price and the market value of the Company’s common stock on the date of exercise, rounded to the nearest dollar.

(3)	Share amounts are shown on a pre-tax basis. The Company’s stock plans permit withholding a number of shares upon vesting to pay the applicable taxes. The Named Executive Officers have the option of paying taxes due in cash.
(4)	Values represent the market value of the Company’s common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above in the “Compensation Discussion and Analysis” section, the Named Executive Officers do not have employment agreements with the Company. The change of control agreements between Named Executive Officers and the Company are discussed below under the section entitled “Individual Agreements.”

The information below describes compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on August 31, 2008 and the price per share of the Company’s common stock on the date of termination was $1.00, which was the closing price of the Company’s common stock on August 29, 2008 (the last business day of the fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under the 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Equity Awards

Under the Company’s equity incentive plans, the option holder, including any Named Executive Officers, generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of eighteen months. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of twelve months. If the option holder is terminated for cause, all unvested options are cancelled immediately.

401(k) Savings Plan

The Company’s qualified defined contribution 401(k) plan is the only retirement plan available to employees. The Company matches up to 3% of each employee’s eligible earnings contributed to the plan. Employees vest in the Company contributions in three equal annual installments beginning on the first anniversary of the employees participation in the plan. Any unvested portion of the Company’s contribution is forfeited by the employee upon termination of his or her employment with the Company.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Medical Benefits

All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require the Company to provide employees enrolled in the Company’s health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death, or loss of dependency status.

Individual Agreements

The Company has entered into change of control agreements with each of the Named Executive Officers. The terms and conditions of the change of control agreements are substantially the same for each Named Executive Officer. Each change of control agreement will continue in effect until the earlier of (1) the termination of the individual’s employment with the Company for any reason prior to the change of control or (2) the end of a two-year period following a change of control and the fulfillment by the Company and the individual of all obligations under the change of control agreement.

Under the terms of each change of control agreement, if a change of control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change of control, then the individual is entitled to certain compensation payments and benefits.

A “change of control” is deemed to have taken place upon the occurrence of certain events, including (1) the acquisition by a person or entity of 35% or more of the outstanding common stock of the Company, or the combined voting power of the outstanding voting securities entitled to vote in the election of the Board of Directors of the Company; (2) a sale or other disposition of all or substantially all of the assets of the Company; or (3) a change in the composition of a majority of the Board of the Company . A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment.

Under the change of control agreements, upon a qualifying termination after a change of control, the Company will pay a severance benefit equal to (1) the product of (a) the annualized amount of the individual’s highest monthly base salary during the term of his agreement plus the higher of such individual’s largest annual cash bonus during the term of the agreement or the immediately preceding three fiscal years, times (b) the number of years between the date of termination and the expiration date of the change of control agreement and (2) an amount equal to twelve months’ costs to the Company of the executive’s then-existing employee benefits, including health insurance (including dental and eye care), disability insurance, and life insurance, if any, or, at the individual’s option, the Company shall continue to pay such costs for a period of twelve months.

In addition, the agreements provide that upon a qualifying termination after a change of control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any RSUs, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also will be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change of control agreement are deemed excess parachute payments for federal income tax purposes.

The change of control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.

The following table sets forth information about potential payments to the Named Executive Officers assuming that (1) a change of control of the Company occurred on August 31, 2008, (2) a qualifying termination occurred on that date and (3) the closing price per share of the Company’s common stock on the NASDAQ on that date was $1.00.

Potential Payments on a Qualifying Termination after a Change of Control

Name		Kirk	Barnes	Andrulis	Crawford	Gemmell
Base Salary	(1)	$440,440	$296,732	$376,376	$318,496	$346,568
Average Bonus	(2)	134,200	53,600	74,500		38,850
Options Awarded	(3)	0	0	0	0	0
Stock Awarded	(4)	22,000	13,000	20,500	13,000	1,500
Benefits Continuation	(5)	7,200	7,200	7,200	7,200	7,200
Accrued Vacation	(6)	28,769	19,402	24,609	20,825	26,659

Totals		$632,609	$389,934	$503,185	$359,521	$420,777

(1)	For each of the Named Executive Officers, amount represents the product of the highest annual rate of base salary during the term of their individual agreements times two (years between termination and expiration of agreements—assuming termination and change of control were effective August 31, 2008).
(2)	For each of the Named Executive Officers, amount represents the product of the highest annual cash bonus during the term of their individual agreements or the immediately preceding three fiscal years, times two (years between termination and expiration of agreements—assuming termination and change of control were effective August 31, 2008).
(3)	For each of the Named Executive Officers, amount represents the difference between the exercise price of unvested options and the closing market price of the Company’s common stock on the NASDAQ on August 31, 2008.
(4)	For each of the Named Executive Officers, amount represents the intrinsic value of unvested restricted stock awards on August 31, 2008.
(5)	For each of the Named Executive Officers, amount represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by the Company for this coverage at August 31, 2008.
(6)	For each of the Named Executive Officers, amount represents the value of accrued but unused vacation benefits, based on the number of unused vacation days multiplied by each of the Named Executive Officers then current salary calculated in days at August 31, 2008.

Other Potential Payments upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination

The Named Executive Officers were not entitled to any payments from the Company in the event of resignation, severance with cause, severance without cause, retirement, or constructive termination at August 31, 2008. Additionally, vesting of all options and RSUs held by each Named Executive Officer at August 31, 2008 would cease and any unvested options and RSUs would be forfeited. However, it is the Company’s policy, subject to variance with the Committee’s approval, to provide one week of severance, the equivalent to one week of the employee’s base salary, for each year of service with a two week minimum. This policy applies to all of the Company’s employees.

THE BOARD OF DIRECTORS

Board Independence, Meetings and Committees

Board Independence. The Board has determined that Messrs. Bernique, Campbell, Eversole, Hughes, Ladd and Herrman are independent as defined in Rule 4200(a)(15) of the NASDAQ, the exchange on which our common stock is listed.

Board Meetings and Attendance. The Board held fifteen meetings during the fiscal year ended August 31, 2008. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served which were held during the period for which he was a director or committee member.

Committees. The Board has an Audit Committee and a Compensation Committee. The following independent directors are members of the respective committees for fiscal year 2009:

Audit Committee	Compensation Committee
Rick L. Herrman (Chairman)	Jonathan W. Ladd (Chairman)

Michael R. Bernique	Michael R. Bernique

William L. Eversole	William L. Eversole.

The Audit Committee. The Audit Committee (1) meets with our independent registered public accounting firm quarterly to discuss financial statements and at least once annually to review the results of the annual audit and discuss the financial statements; (2) retains our independent registered public accounting firm; (3) receives and considers the independent registered public accounting firm’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and (4) reviews and approves all related person transactions. It met five times during the fiscal year ended August 31, 2008. The Board has adopted a written charter for the Audit Committee, which is available on our website at http://www.rfm.com/company/2009proxy.pdf.

The Audit Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. We have, and intend to continue to have, an Audit Committee of at least three members each of whom (1) is independent as defined in Rule 4200(a)(15) of the listing standards of the NASDAQ; (2) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of our financial statements or those of any subsidiary at any time during the past three years; and (4) is able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement.

We also have, and intend to continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities. The Board has determined that Rick L. Herrman, who serves as the chairman of our Audit Committee, qualifies as an audit committee financial expert under Item 407(d)(5)(ii) of Regulation S-K.

The Compensation Committee. The Compensation Committee, which is referred to in this section as the Committee, is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers). The Committee is responsible for ensuring that the executive officers of the Company are compensated in a manner consistent with the Company’s executive compensation objectives and philosophy described in the Compensation Discussion and Analysis section on pages 10 through 16. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards equity compensation to employees and consultants under our equity incentive plans and otherwise determines compensation levels and performs other functions regarding compensation that are delegated by the Board. It met five times during the fiscal year ended August 31, 2008. Each member of the Compensation Committee is independent as defined in Rule 4200(a)(15) of the listing standards of NASDAQ. The Board has adopted a written charter for the Compensation Committee, which is available on our website at http://www.rfm.com/company/compensation.shtml.

The Nomination Process. The Board deemed it desirable and in the best interest of the Company and its stockholders to establish a Nominations Committee of the Board of Directors to oversee the process for nominating members to the Board of Directors and its committees and other related matters. (A copy of the Nomination Committee Charter is attached hereby as an appendix.) Initial members of the Nominations Committee were appointed by the Board. Candidates to fill subsequent vacancies in the Nominations Committee shall be appointed by the Board based on nominations by the Nominations Committee. Each member of the Nominations Committee is independent as defined in Rule 4200(a)(15) of the listing standards of NASDAQ.

The Nominations Committee is responsible for identifying individuals qualified to become Board members. The Board’s policy is to consider recommendations for such nominees, including those submitted by stockholders. Stockholders may recommend nominees by writing to the Secretary of the Company at our principal executive office. Such recommendations will be promptly provided to the Chairman of the Board. Recommendations to be considered at the 2010 annual meeting of stockholders must be received by the Secretary of the Company as provided above under “Stockholder Proposals.”

In identifying and evaluating nominees, the Nominations Committee may consult with members of our management, consultants, and other individuals likely to possess an understanding of our business and knowledge of suitable candidates. The Nominations Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Nominations Committee’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the independence requirements of the listing standards of the NASDAQ; (ii) all directors shall possess high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing our long-term interests; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Nominations Committee’s desire for directors with diverse backgrounds and interests.

During 2008 the Nominations Committee determined it was in the best interest of the Company and its shareholders to seek two new Board members. After discussions and in accordance with the Nominations Committee’s charter, the Nominations Committee retained the services of Spencer Stuart to assist in recruiting highly qualified candidates whose contributions would be of value to the Company. The Nominations Committee, in conjunction with management, conducted extensive interviews and selected two candidates who were subsequently named to the Board and are on the current slate of nominees for the Board of Directors to serve during 2009.

Communications with Directors. Interested parties may communicate with the Board or individual directors directly by writing to the directors c/o the Secretary of the Company at our principal executive office. Such communications will be provided promptly and, if requested, confidentially, to the respective directors.

Director Attendance at Annual Meeting of Stockholders. The policy of the Board is that directors should attend the Company’s annual meeting of stockholders. All of the persons who were then serving directors attended the 2008 annual meeting.

Procedures for Review and Approval of Related Person Transactions. The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any required disclosure regarding such transaction. The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of the Company and its stockholders. There were no related person transactions during the fiscal year ended August 31, 2008. For purposes of this policy, “related person transactions” and “related person” have the meaning set forth in Item 404(a) of Regulation S-K.

Director Compensation

The following table presents information regarding the total compensation of the Company’s non-employee directors during the fiscal year ended August 31, 2008.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	($)(1)	($)(2)	($)(2)	($)(3)	($)
Michael R. Bernique	22,500	18,540	0	39,000	88,040

Dean C. Campbell	21,500	18,540	0	0	40,040

William L. Eversole	22,000	20,009	0	0	42,009

Francis J. Hughes, Jr.	23,500	18,540	0	0	42,040

(1) Each non-employee director receives a quarterly retainer of $3,000, a per meeting fee of $1,000 per day for each board meeting attended by a member in person, or if not in person, a per meeting fee of $500 for each board meeting attended by a member telephonically. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy. Audit Committee members receive cash compensation in an amount equal to $500 for each meeting attended in person or telephonically and the Chairman of the Audit Committee receives additional cash compensation in an amount equal to $500 for each meeting attended in person or telephonically with the Audit Committee and with the Company’s internal controls consultant.

(2) Stock-based compensation amounts reported represent the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended August 31, 2008 computed in accordance with SFAS 123(R). For a full description of the assumptions used by the Company in computing these amounts see Note 11 to the Company’s financial statements included in its annual report on Form 10-K for the fiscal year ended August 31, 2008. All options granted are fully vested.

At fiscal year ended August 31, 2008, the directors held an aggregate of 268,850 stock awards representing a grant date value of $829,875, $380,715, $380,715, and $76,003 for Messrs. Bernique, Campbell, Hughes and Eversole, respectively.

Non-employee directors had received stock option grants under our Directors’ Plan. Our authority to grant stock options to directors under the Directors’ Plan expired in April 2004. Options granted to our non-employee directors subsequent to that date were made under our 1997 Plan and do not qualify as incentive stock options under the Code. Equity awards to our directors are now made in the form of RSUs, under our 2006 Plan. We made the switch to RSUs from stock options as our primary equity award vehicle to better match the perceived benefit to the director with the financial statement cost. Also, RSUs result in less dilution and generally lower expense. These grants are not formula-based, but are decided by the Board and disclosed in succeeding proxy statements. Prior to approval of our 2006 Plan by the stockholders in January 2007, RSUs were granted under our 1997 Plan. The number of equity awards, if any, awarded to the Directors was decided on a budgetary basis by the Directors. Consideration was given to total compensation relative to other companies, but there were no formal studies considered in the decision process.

During the last fiscal year, each of Messrs. Bernique, Campbell and Hughes received awards of 6,000 RSUs. In the prior year, the award grant was 5,000 RSUs. The increase to the current equity award level reflects an adjustment in the number of shares in relation to the stock price to arrive at a targeted level of compensation. These RSUs vest in four equal installments on the first four anniversaries of the date of grant.

At August 31, 2008, Messrs. Bernique, Campbell and Hughes held 113,000, 53,000 and 53,000 stock options, respectively, representing grant date fair value, computed in accordance with FAS 123R, of $764,810, $315,650 and $315,650, respectively. The options were granted at the closing price of the Company’s stock on the NASDAQ on the date of grant.

(3) Effective May 1, 2003, Mr. Bernique entered into an agreement with us to serve as Chairman of the Board. We have agreed to pay Mr. Bernique $750 a week for his services as Chairman of the Board and can terminate this agreement at any time upon 30 days’ prior written notice.

EXECUTIVE OFFICERS

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected To Present Office(s)	Business Experience (Preceding Five Years)
David M. Kirk	48	President and Chief Executive, Director	November 10, 1999	President and Chief Executive; prior thereto, VP of Marketing; prior thereto, Director of Marketing for Murata Electronics of North America, Inc., an electrical component manufacturer.

Harley E Barnes III	50	Chief Financial Officer	December 3, 2001	Chief Financial Officer; prior thereto, Mentor at STARTech Early Ventures a promoter of early stage technology companies; prior thereto, Consultant with TeleCentric, Inc., a web-based provider of capital development solutions for telecommunications; prior thereto, VP of Alcatel USA, Inc., a developer and provider of communications networks.

Joseph E. Andrulis(1)	45	Sr. Vice-President, and Group Manager, Wireless Solutions	April 30, 2007	VP Marketing; prior thereto, Co-founder and President, Form Genus, LLC, a developer of groupware; prior thereto, President and Chief Executive of Teloptica, Inc., a developer of software for telecommunications networks; prior thereto, VP of Marketing, Teloptica, Inc Wave Systems, Inc.

Darrell L. Ash	64	Senior Vice-President & Chief Development Officer	July 10, 1995	Sr. VP & Chief Development Officer; prior thereto, Sr. VP Chief Technical Officer; prior thereto, Sr. VP Engineering; prior thereto, founder (with two others) of the Company.

David B. Crawford	55	Vice-President, Sales	May 3, 1999	VP of Sales; prior thereto, VP of Sales for Kingston Technology, a provider of memory and storage products; prior thereto, Director of Sales for Hitachi America, Inc., a provider of SAW components.

James P. Farley	59	Vice-President, Controller & Secretary	October 1, 1997	VP, Controller & Secretary; prior thereto, Controller.

Robert J. Kansy (1)	61	Vice-President, Engineering	January 27, 1997	VP of Engineering; prior thereto, Manager Solid State Technology at Q-Dot, Inc., a designer of integrated circuits for government and commercial applications.

Jon S. Prokop	66	Vice-President, Operations	September 1, 2004	VP of Operations; prior thereto, VP of Manufacturing, prior thereto, Director of Manufacturing Engineering; prior thereto, Packaging Department Manager

Robert M. Gemmell(1)	52	President, Cirronet	September 16, 2006	President, Cirronet, Inc.; prior thereto, Chairman and CEO Cirronet, Inc.

(1)	Mr. Gemmell was not elected to serve as an executive officer for fiscal year 2009. Messrs. Andrulis and Kansy ceased employment with the Company effective as of the end of fiscal year 2008.

There is no family relationship between any of the above-named executive officers or any of our directors or any of the persons on the current slate of nominees for the Board to serve during 2009.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 31, 2008, (unless otherwise indicated) by: (1) each director; (2) each of the Named Executive Officers; (3) all of our executive officers and directors as a group; and (4) all those we know to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (2)
Austin W. Marxe and David M. Greenhouse (3) 527 E. Madison Avenue, Suite 2600 New York, NY 10022	961,672	9.8%
David M. Kirk (4)	210,443	2.1%
Dean C Campbell (5)	210,153	2.1%
Robert M. Gemmell (6)	193,683	2.0%
Michael R. Bernique (7)	136,000	1.4%
Francis J. Hughes, Jr. (8)	111,430	1.1%
David B. Crawford (9)	106,815	1.1%
Harley E Barnes III (10)	95,026	1.0%
Joseph E. Andrulis (11)	42593	*
William L. Eversole	7,650	*
All executive officers and directors as a group (13 persons) (12)	1,554,037	15.8%

*	Less than 1%.
1.

This table is based upon information supplied by officers and directors, Section 16 reports and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

2.	Applicable percentages are based upon 9,844,393 shares outstanding on October 31, 2008, adjusted as required by rules promulgated by the SEC.
3.	Austin W. Marxe and David M. Greenhouse share voting and investment control over all securities owned by Special Situations Technology Fund, L.P. (Tech) and Special Situations Technology Fund II, L.P. (Tech II). This amount includes 128,156 shares of common stock owned by Tech and 837,806 shares of common stock owned by Tech II. The interest of Marxe and Greenhouse in the shares of common stock owned by Tech and Tech II is limited to the extent of their respective ownership interest
4.	David M. Kirk’s holdings include 168,500 shares issuable upon exercise of options within 60 days after October 31, 2008.
5.	Dean C. Campbell’s holdings include (a) 50,000 shares held by the Delaware Charter Guarantee & Trust Company FBO Dean C. Campbell—IRA, (b) 6,500 shares held in the LBC 1992 Irrevocable Trust, (c) 6,500 shares held in the JHC 1992 Irrevocable Trust, and (d) 94,153 shares directly held. Also includes 53,000 shares issuable upon exercise of options within 60 days after October 31, 2008
6.	Robert M. Gemmell’s holdings include 138,565 shares issuable upon exercise of options within 60 days after October 31, 2008.
7.	Michael R. Bernique’s holdings include 113,000 shares issuable upon exercise of options within 60 days after October 31, 2008.
8.	Francis J. Hughes, Jr.’s holdings include 53,000 shares issuable upon exercise of options within 60 days after October 31, 2008 .
9.	David B. Crawford’s holdings include 94,100 shares issuable upon exercise of options within 60 days after October 31, 2008 .
10.	Harley E Barnes III’s holdings include 84,000 shares issuable upon exercise of options within 60 days after October 31, 2008 .
11.	Joseph E. Andrulis’ holdings include 32,400 shares issuable upon exercise of options within 60 days after October 31, 2008.
12.	Executive officer and director group holdings include an aggregate of 1,046,398 shares issuable upon exercise of options held by executive officers and directors within 60 days after October 31, 2008 .

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with and no reports or transactions were filed late except that one report was filed late by William L. Eversole, one report was filed late by Robert Gemmell, and one report was filed late for the group of officers and directors, including Messrs. Ash, Prokop, Barnes, Kansy, Farley, Kirk, Hughes, Campbell, Andrulis, Crawford, Eversole and Bernique.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the process of preparing the financial reports and other financial information that the Company provides to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls, the annual independent audit of our financial statements and the Company’s legal compliance and ethics programs as established by management and the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2008 with management. Furthermore, the Audit Committee has discussed with McGladrey, the Company’s independent auditors for the fiscal year ended August 31, 2008, the matters required to be discussed by SAS 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding required communication by external auditors with audit committees. The Audit Committee has received the written disclosures and letter from McGladrey required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with McGladrey such auditing firm’s independence. The Audit Committee considered whether or not the provision of non-audit services by McGladrey is compatible with maintaining the independence of the firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, the Company’s most recently completed fiscal year, which report has been filed with the Securities and Exchange Commission.

From the members of the Audit Committee:

Rick L. Herrman (Chairman)

Michael R. Bernique

William L. Eversole

OTHER MATTERS

Other Business

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ James P. Farley
James P. Farley
Secretary

December 22, 2008

The Company’s website is www.rfm.com. The Company makes available, free of charge, through its website, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934 as soon as reasonably practicable after the Company files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Company’s Code of Ethics and the charters of the Audit and Compensation Committees are also available on the Company’s website. All of these documents are available without charge upon written request to: Corporate Secretary, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244.

Appendix

RF MONOLITHICS, INC.

NOMINATIONS COMMITTEE CHARTER

Adopted May 13, 2008

Purpose of Committee

The purpose of the Nominations Committee (the “Committee”) of the Board of Directors (the “Board”) of RF Monolithics, Inc. (the “Company”) is to determine the slate of director nominees for election to the Company’s Board of Directors and to fill vacancies occurring between annual meetings of stockholders, and recommend individuals to the Board for nomination as members of the standing committees of the Board (including this Committee). The Committee shall report to the Board on a regular basis and not less than once a year.

Committee Membership

Except as provided by Nasdaq rule 4350(c)(4), the Committee shall consist solely of “independent directors,” i.e. those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the Nasdaq Stock Market, Inc.

The initial members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be appointed by the Board based on nominations by the Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. All members of the Committee shall meet the independence and nominating committee requirements promulgated by the SEC, the National Association of Securities Dealers, any exchange upon which securities of the Company are traded or any governmental or regulatory body exercising authority over the Company, as in effect from time to time.

If the Committee is comprised of at least three members, one director who is not independent and is not a current officer or employee, or a spouse, parent, child or sibling, whether by blood, marriage or adoption of, or a person who has the same residence as any current officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual meeting proxy statement subsequent to such determination, the nature of the relationship, and the reasons for the determination. Any such member appointed to the Committee may only serve for up to two years.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least twice a year, and perhaps more frequently, in conjunction with regularly scheduled meetings of the Board at regularly scheduled times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

Committee Purposes and Responsibilities

The Committee shall have the purpose and responsibilities:

1. To make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof.

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2. To identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board a nominee to fill such vacancy either through appointment by the Board or through election by stockholders. In selecting or recommending candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee shall consider all candidates recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement. The Committee may consider candidates proposed by management, but is not required to do so.

3. To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of that committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

4. To annually review the Committee’s charter and recommend to the Board any necessary changes or improvements thereto.

5. To assist management in the preparation of the disclosure in the Company’s annual proxy statement regarding director independence and the operations of the Committee.

6. To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Review of Charter

Annually, the Committee shall review its charter and recommend to the Board any changes or improvements to the Committee’s charter deemed necessary or desirable by the Committee. This review process shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.

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RFM

RF Monolithics, Inc.

MR A SAMPLE

DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 21, 2009.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/Tickersymbol

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — Management recommends a vote FOR each of the nominees for director and FOR Proposals 2 and 3.

1. Election of Directors:

For Withhold

For Withhold

For Withhold

01- David M. Kirk*

02 - Michael R. Bernique*

03 - Rick L. Herrman*

04 - Jonathon W. Ladd*

05 - William L. Eversole*

* Each to serve until the next annual meeting or until the director’s successor is elected and has qualified, or until a directors earlier death, resignation or removal.

For Against Abstain

For Against Abstain

2. To amend our Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 150,000 shares.

3. To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2009.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

RFM

RF Monolithics, Inc.

Proxy — RF Monolithics, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 21, 2009

The undersigned hereby appoints DAVID M. KIRK and JAMES P. FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of RF Monolithics, Inc. to be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285 on Wednesday, January 21, 2009, at 8:30 a.m., local time, and at any and all continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the instructions on the reverse side.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND ACCORDING TO THE DISCRETIONARY AUTHORITY OF THE PROXY HOLDER AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSALS 2 AND 3.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.